EXHIBIT 8.2

DOVER DIXON HORNE PLLC

425 West Capitol, Suite 3700

Little Rock, Arkansas 72120

Telephone: 501-375-9151

Facsimile: 501-372-7142

January 20, 2006

Northwest Bancshares, Inc.

615 Bryon Nelson Boulevard

Roanoke, Texas 76262

Ladies and Gentlemen:

We have acted as special tax counsel to Northwest Bancshares, Inc., a Texas corporation (“Northwest”), in connection with (i) the proposed merger (the “Merger”) of Northwest with and into Texas United Bancshares, Inc., a Texas corporation (“Texas United”), pursuant to the terms of the Agreement and Plan of Reorganization, dated as of November 22, 2005, by and between Northwest and Texas United (the “Agreement”) and (ii) the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which includes the Proxy Statement/Prospectus of Northwest and Texas United (the “Proxy Statement/Prospectus”). This opinion is provided pursuant to the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement, the Proxy Statement/Prospectus and the representations (which, with your consent, we have neither investigated nor verified) given to us by certificate by an officer of Texas United and by certificate by an officer of Northwest (collectively, the “Certificates”). In addition, we have examined such other documents, agreements, and certificates and made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the accuracy and completeness of (i) the statements and representations made by Texas United and Northwest in the Agreement, the Proxy Statement/Prospectus, the Certificates and such other documents reviewed by us and (ii) the Proxy Statement/Prospectus, and we have assumed, with your consent, that such will be complete and accurate as of the Effective Time.

Northwest Bancshares, Inc.

January 20, 2006

In addition, we have assumed, with your consent, that the statements contained in the Certificates are complete and accurate as of the Effective Time, and that any representation made in any of the documents referred to herein “to the best of the knowledge and belief” (or similar qualification) of any person or party is as of the Effective Time complete and accurate without such qualification. We have also assumed, with your consent, that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Texas and (iii) the Merger will be reported by Texas United and Northwest on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Proxy Statement/Prospectus or the appendices thereto (including the Agreement). All references herein to the “Code” are to the Internal Revenue Code of 1986, as amended.

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

The opinion expressed herein is based upon the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this letter, and all of which are subject to change, which changes may be retroactively applied. There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, our opinion is based upon the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate. Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger.

This letter is furnished to you for use in connection with the Merger, as described in the Agreement and the Prospectus Supplement/Proxy Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the reference to our firm under the headings “Certain Material Federal Income Tax Consequences” and “LEGAL MATTERS” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the

Northwest Bancshares, Inc.

January 20, 2006

category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dover Dixon Horne PLLC

DOVER DIXON HORNE PLLC